Exhibit 99.1

GAN Announces Definitive Agreement to be Acquired by SEGA SAMMY CREATION

Purchase price of $1.97 per share represents over 120% premium to latest closing price

All-cash transaction subject to customary closing conditions, regulatory approvals, and approval of GAN shareholders

Irvine, California | November 7, 2023: GAN Limited (the “Company” or “GAN”) (NASDAQ: GAN), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today announced that the Company has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Sega Sammy Creation Inc., (“SSC”), a wholly-owned subsidiary of Sega Sammy Holdings, Inc. (“Sega Sammy”) an international conglomerate operating in the entertainment, gaming and resorts businesses.

Under the Merger Agreement, at the effective time of the merger, each of GAN’s issued ordinary shares will be converted into the right to receive in cash $1.97 per share, which reflects a premium of 121% over the closing price of GAN’s ordinary shares on November 7, 2023, the last trading day prior to the date of this announcement.

Seamus McGill, Chairman and Interim Chief Executive Officer of GAN, commented:

“After a thoughtful review of value creation opportunities available to us, we are pleased to have reached this agreement with SSC. Market share concentration in the U.S. B2C space, a slower than expected adoption of regulated online gaming in the U.S., along with changes to key customer contracts make the near-term operating environment challenging without ample capital resources. Sega Sammy has those resources and GAN is a strategic complement to their existing gaming portfolio. We believe this all-cash offer, at a substantial premium to recent trading prices, is the value-maximizing path for our shareholders.”

Approvals and Timing

The proposed merger is subject to the approval of GAN shareholders. The Company will ask its shareholders to consider and vote to approve the Merger Agreement at a Special Meeting of Shareholders, which is expected to be held no later than March 31, 2024.

Completion of the merger is not subject to a financing condition but is subject to the accuracy of the representations and warranties, performance of the covenants and other agreements included in the Merger Agreement, and customary closing conditions for a transaction of this type, including notification or approval with various gaming regulatory authorities. Assuming satisfaction of those conditions, the Company expects the merger to close during the fourth quarter of 2024.

Effects of the Merger

If the merger is approved by GAN’s shareholders and is completed, all outstanding GAN ordinary shares will be acquired for $1.97 per share in cash; GAN’s ordinary shares will no longer be subject to public reporting requirements under the Securities Exchange Act of 1934; and its ordinary shares will no longer trade on any market. Upon completion of the merger, GAN will become a wholly owned subsidiary of SSC.

Board Approval and Advisors

The GAN board of directors formed a special committee, comprised solely of independent directors, to consider the transaction and to negotiate the price per shares and the terms of the Merger Agreement, with the assistance of financial and legal advisors. Based on the unanimous recommendation of the special committee, the GAN board of directors determined that the $1.97 price per share constitutes fair value for each Company ordinary share, and determined that the terms of the Agreement, the merger and the other agreements and transactions contemplated by the Merger Agreement are in the best interests of the Company and its shareholders.

B. Riley Securities, Inc. served as the Company’s financial advisor throughout the strategic review process and Sheppard Mullin Richter & Hampton is serving as legal counsel to GAN. SMBC Nikko Securities is acting as Sega Sammy’s sole financial advisor and Greenberg Traurig is acting as Sega Sammy’s legal counsel.

Additional Information

Further details of the Merger Agreement are contained in a Current Report on Form 8-K filed by the Company on Wednesday, November 8, 2023, with the Securities and Exchange Commission.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting, and social casino gaming branded as ‘Simulated Gaming.’

About Sega Sammy Holdings Inc.

The Sega Sammy Holdings, Inc. the holding company for a group of companies comprising the Entertainment Contents Business, which offers a diversity of fun through consumer and arcade game content, toys and animation; the Pachislot and Pachinko Machines Business, which conducts everything from development to sales of Pachinko/Pachislot machines; and the Resort Business, which develops and operates hotels.

About Sega Sammy Creation Inc.

Sega Sammy Creation Inc. is a gaming machine manufacturer that utilizes its wealth of creativity, entertainment experience and technology to produce products that offer new and exciting experiences. With these products, Sega Sammy looks to surpass anything seen thus far and breathe new life into the global gaming market.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the expecting benefits or the timing or completion of the proposed merger as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Please refer to the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason except as required by law.

Investor Contacts:

GAN Robert Shore Vice President, IR and Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com